As filed with the Securities and Exchange Commission on August 30, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BILL.COM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2661725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6220 America Center Drive, Suite 100

San Jose, California 95002

(Address of Principal Executive Offices) (Zip Code)

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

DivvyPay, Inc. 2016 Equity Incentive Plan

(Full title of the plans)

René Lacerte

Chief Executive Officer and Founder

Bill.com Holdings, Inc.

6220 America Center Drive, Suite 100

San Jose, California 95002

(650) 621-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark C. Stevens Dawn H. Belt Bomi Lee Michael M. Shaw Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Raj Aji Michael Dunn Bill.com Holdings, Inc. 6220 America Center Drive, Suite 100 San Jose, California 95002 (650) 621-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.00001 par value per share:
2019 Equity Incentive Plan	4,725,178(2)	$218.94(3)	$1,034,530,472	$112,868
2019 Employee Stock Purchase Plan	945,035(4)	$186.10(5)	$175,871,014	$19,188
DivvyPay, Inc. 2016 Equity Incentive Plan	1,256,328(6)	$ 16.22(7)	$20,377,641	$2,224
TOTAL	6,926,541		$1,230,779,127	$134,280

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents additional shares of the Registrant’s common stock reserved for issuance under the 2019 Equity Incentive Plan (“2019 Plan”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2019 Plan.

(3)

Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on August 25, 2021.

(4)

Represents additional shares of the Registrant’s common stock reserved for issuance under the 2019 Employee Stock Purchase Plan (“Purchase Plan”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the Purchase Plan.

(5)

Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on August 25, 2021. Under the Purchase Plan, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.

(6)

Pursuant to an Agreement and Plan of Merger, dated as of May 6, 2021 (the “Merger Agreement”), by and among the Registrant, certain of the Registrant’s wholly owned subsidiaries, DivvyPay, Inc., a Delaware corporation (“DivvyPay”), and Shareholder Representative Services LLC, solely in its capacity as the stockholders’ agent, in connection with our acquisition of DivvyPay, the Registrant, on June 1, 2021, assumed certain outstanding options to purchase shares of DivvyPay common stock under the terms and conditions of the DivvyPay, Inc. 2016 Equity Incentive Plan, and such options became exercisable for shares of the Registrant’s Common Stock, subject to appropriate adjustments.

(7)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the options under the DivvyPay, Inc. 2016 Equity Incentive Plan assumed by the Registrant.

PART I

Information Required in the Prospectus

Pursuant to General Instruction E of Form S-8, Bill.com Holdings, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 4,725,178 additional shares of the Registrant’s Common Stock under the Registrant’s 2019 Equity Incentive Plan and 945,035 additional shares of the Registrant’s Common Stock under the Registrant’s 2019 Employee Stock Purchase Plan, pursuant to the provisions of those plans providing for an automatic annual increase in the number of shares reserved for issuance under such plans.

Further, in accordance with the Merger Agreement, the Registrant assumed certain outstanding options to purchase DivvyPay common stock (each, an “Assumed Option” and collectively, the “Assumed Options”) under the terms and conditions of the DivvyPay, Inc. 2016 Equity Incentive Plan. Each Assumed Option was converted into an option to purchase shares of the Registrant’s Common Stock, subject to adjustment for (i) the number of shares underlying each Assumed Option and (ii) the applicable exercise price, pursuant to the exchange ratio set forth in the Merger Agreement.

This Registration Statement hereby incorporates by reference the contents of the Registrant’s previous registration statement on Form S-8 filed with the Commission on December 12, 2019 (Registration No. 333-235459) and November 6, 2020 (Registration No. 333-249935). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the Commission on August 30, 2021;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-39149) filed with the Commission on December 3, 2019 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith:

		Incorporated by Reference				Filed Herewith
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant.	10-Q	001-39149	3.1	02/11/2020

4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-39149	3.1	09/30/2020

4.3	Form of Registrant’s Common Stock Certificate.	S-1/A	333-234730	4.1	12/2/2019

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2019 Equity Incentive Plan and forms of award agreements.	S-1/A	333-234730	10.4	12/2/2019

99.2	2019 Employee Stock Purchase Plan and forms of enrollment agreement.	S-1/A	333-234730	10.5	12/2/2019

99.3	DivvyPay, Inc. 2016 Equity Incentive Plan.					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 30th day of August, 2021.

BILL.COM HOLDINGS, INC.

By:	/s/ René Lacerte
René Lacerte Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints René Lacerte and John Rettig, and each of them, as his true and lawful attorney-in-fact and agent with the full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ René Lacerte René Lacerte	Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2021

/s/ John Rettig John Rettig	Chief Financial Officer and Executive Vice President, Finance and Operations (Principal Financial and Accounting Officer)	August 30, 2021

/s/ Steven Cakebread Steven Cakebread	Director	August 30, 2021

/s/ Stephen Fisher Stephen Fisher	Director	August 30, 2021

/s/ David Hornik David Hornik	Director	August 30, 2021

/s/ Brian Jacobs Brian Jacobs	Director	August 30, 2021

/s/ Peter Kight Peter Kight	Director	August 30, 2021

/s/ Allie Kline Allie Kline	Director	August 30, 2021

/s/ Allison Mnookin Allison Mnookin	Director	August 30, 2021

/s/ Rory O’Driscoll Rory O’Driscoll	Director	August 30, 2021

/s/ Steven Piaker Steven Piaker	Director	August 30, 2021

/s/ Colleen Taylor Colleen Taylor	Director	August 30, 2021